AMENDMENT TO THE
BYLAWS OF
AVIAT NETWORKS, INC.
This Amendment to the Bylaws (the “Bylaws”) of Aviat Networks, Inc., a Delaware corporation, is made as of this 17th day of September, 2019.
1.    Article III, Section 1 of the Bylaws is hereby amended and replaced in its entirety as follows:
“Section 1. Subject to any requirements in the certificate of incorporation, the number of directors that shall constitute the whole Board of Directors shall be fixed by resolution of the Board of Directors but in no event shall be less than three (3). The directors shall be elected at the annual meeting of the stockholders, except as provided in Article III, Section 2, and each director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders, but shall not be older than 75 years of age on the date of their election or appointment to be eligible to serve as a director unless otherwise specifically approved by resolution passed by the directors then in office or by the sole remaining director. A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (subject to the rights of the holders of any series of preferred stock to elect directors in accordance with the terms thereof); provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees set forth in Article II, Section 14 of these Bylaws; and (ii) such nomination has not been withdrawn by such stockholder on or before the fourteenth (14th) day preceding the date that the corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.”
2.    Except as specifically amended herein, the Bylaws of the corporation shall remain unchanged and in full force and effect.

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